PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CALL FOR FIRST TRUST SENIOR FLOATING RATE INCOME FUND II

WHEATON, IL -- (BUSINESS WIRE) -- July 23, 2013 -- First Trust Advisors L.P. ("FTA") announced today that its Leveraged Finance Investment Team, portfolio manager for the First Trust Senior Floating Rate Income Fund II (NYSE: FCT), intends to host a conference call on TUESDAY, AUGUST 6, 2013 AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 13731900. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 585-8367; International (404) 537-3406; and Passcode # 13731900. The replay will be available after the call until 11:59 P.M. Eastern Time on Friday, September 6, 2013.

FTA has served as the Fund's investment advisor since the Fund's inception. The Leveraged Finance Investment Team of FTA assumed the day-to-day responsibility for management of the Fund's portfolio on October 10, 2010. FTA, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of over $70 billion as of June 30, 2013, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FCT.

Past performance is no assurance of future results. Investment return and principal value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Fund is subject to various risks, including: Credit Risk, Senior Loan Risk, Lower Grade Debt Instruments Risk, Interest Rate Risk, Discount From or Premium to Net Asset Value Risk, Leverage Risk, Restrictive Covenants and 1940 Act Restrictions, Secondary Market for the Fund's Shares, Limited Secondary Market for Senior Loans, Lending Portfolio Securities, Demand for Senior Loans, Unsecured Loans and Subordinated Loans, Short-Term Debt Securities, Investments in Equity Securities Incidental to Investment in Senior Loans, Illiquid Securities, Non-U.S. Securities, Management Risk, Strategic Transactions, Reinvestment Risk, Inflation Risk, Regulatory Changes, Market Event risk, anti-Takeover Provisions.

This closed-end fund invests in below investment grade senior loans. Investment in the Fund involves the risk that borrowers may default on obligations, or that lenders may have difficulty liquidating the collateral securing the loans or enforcing their rights under the terms of the senior loans. Senior loans are subject to credit risk and the potential for non-payment of scheduled principal or interest payments, which may result in a reduction of the Fund's NAV. The use of leverage for investment purposes increases both investment opportunity and investment risk. In the event of a default on one or more loans or other interest-bearing instruments held by the Fund, the use of leverage would exaggerate the loss to the Fund and may exaggerate the effect on the Fund's NAV.

Lower grade debt instruments are commonly referred to as "high yield" or "junk bonds" and are considered speculative with respect to the issuer's capacity to pay interest and repay principal. Investing in lower grade debt instruments involves additional risks than investment-grade debt instruments. Lower grade debt instruments are securities rated Ba1 or lower by Moody's or BB+ or lower by S&P, comparably rated by another NRSRO or, if unrated, of comparable credit quality. These lower grade debt instruments may become the subject of bankruptcy proceedings or otherwise subsequently default as to the repayment of principal and/or payment of interest or be downgraded to ratings in the lower rating categories (Ca or lower by Moody's, CC or lower by S&P or comparably rated by another NRSRO). Issuers of lower grade debt instruments are not perceived to be as strong financially as those with higher credit ratings, so the securities are usually considered speculative investments. These issuers are generally more vulnerable to financial setbacks and recession than more creditworthy issuers which may impair their ability to make interest and principal payments. Lower grade debt instruments tend to be less liquid than higher grade debt instruments.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Fund's daily New York Stock Exchange closing price and daily net asset value, as well as other information are available at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source:  First Trust Advisors L.P.